Exhibit 3.34
                          GENERAL PARTNERSHIP AGREEMENT
                                       OF
                          BRITWILL INDIANA PARTNERSHIP

                        (an Arizona General Partnership)


         This General Partnership Agreement is entered into as of the 1st day of February, 1997, by and among BritWill Investments - I, Inc., a Delaware corporation, Sherwood Healthcare Corp., an Indiana corporation, and Cedar Care, Inc., an Indiana corporation.

         In consideration of the mutual agreements and covenants hereinafter set forth, the parties hereto agree as follows:


                                    ARTICLE I

                                   Definitions

         The following terms used in this Agreement and not elsewhere defined shall, unless the context otherwise requires, have the following meanings:

         1.1 Agreement. This General Partnership Agreement, as it may be amended from time to time.

         1.2 Bankruptcy. For purposes of this Agreement, the "bankruptcy" of a Partner or the Partnership (as the case may be) shall be deemed to have occurred upon the happening of any of the following: (a) the filing of an application by a Partner or the Partnership for, or a consent to, the appointment of a trustee of its assets; (b) the filing of a Partner or the Partnership of a voluntary petition in bankruptcy, arrangement, reorganization or other debtor relief laws of the United States or any state or other jurisdiction or the filing of a Partner or the Partnership of a pleading in any court of record admitting in writing its inability to pay its debts as they come due; (c) the making by a Partner or the Partnership of a general assignment for the benefit of creditors;
(d) the filing by a Partner or the Partnership of, or its consenting to, or defaulting in answering, a bankruptcy petition filed against it in any bankruptcy proceeding; (e) the filing of a petition against a Partner or the Partnership seeking relief under the bankruptcy, arrangement, reorganization or other debtor relief laws of the United States or any state or other jurisdiction; (f) the entry against a Partner or the Partnership of a charging order which is not dismissed within sixty (60) days or; (g) the entry of an order, judgment or decree by a court of competent jurisdiction adjudicating a Partner or the Partnership bankrupt or, without the consent of such Partner or Partnership, appointing a trustee or receiver for it or for all or any part of its assets, and such order, judgment or decree shall be unstayed and in effect for any period of sixty (60) consecutive days.

         1.3 Capital Account. The capital account of a Partner, as described and maintained in accordance with Section 3.4 hereof.

         1.4 Capital Contribution. All sums, including the fair market value of any asset, contributed to the capital of the Partnership pursuant to this Agreement, without reduction for any distributions to the Partners.

         1.5  Code.  The Internal Revenue Code of 1986, as amended.

         1.6 Credits. For each fiscal year of the Partnership, the amount of any credit available to the Partnership and its Partners under the Code.

         1.7 Expiration Date. December 31, 2044.

         1.8 Interest. The interest, or part thereof, of a Partner in the Partnership, including the rights of such Partner to any and all benefits to which a Partner in his or her capacity as such may be entitled hereunder. The Interest of a Partner in the Partnership shall be represented by a Partner's Percentage Interest. Each Partner shall have identical voting rights, equal to its Percentage Interest in the Partnership.

         1.9 Managing Partner. The person designated and acting as Managing Partner pursuant to Article V hereof.

         1.10 Partners. The Partners, including the Managing Partner, collectively.

         1.11 Partnership. The General Partnership formed pursuant to this Agreement.

         1.12 Partnership Act. The Uniform Partnership Act of the State of Arizona, contained in Title 29 of the Arizona Revised Statutes, as amended from time to time.

         1.13 Partnership Properties. Any and all property acquired or leased by the Partnership.

         1.14 Partnership Term. The period of time between the Effective Date and the date the winding up of the Partnership business is completed.

         1.15 Percentage Interest. A Partner's Interest in the Partnership obtained by dividing each Partner's Capital Contribution by the total Capital Contributions of all Partners, unless and until there is a change in accordance with the terms of this Agreement. The initial Percentage Interests of the Partners are set forth in Exhibit A hereto.

         1.16 Profits, Losses and Credits. For each fiscal year or other period, an amount equal to the Partnership's taxable income or taxable loss for such year or period, determined in accordance with Section 703(a) of the Code (and for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or taxable loss) and the Partnership's Credits.


                                   ARTICLE II

                         FORMATION, PURPOSES, TERM, ETC.

         2.1 Formation of Partnership. The Partners hereby form a general partnership in accordance with the Arizona Uniform Partnership Act and other applicable laws of the State of Arizona.

         2.2 Partnership Name. The name of the Partnership shall be Britwill Indiana Partnership, and the business of the Partnership shall be conducted under that name or such other name or names as the Majority in Interest of the Partners shall hereafter agree upon in writing.

         2.3 Expenses. The Partnership shall bear the expenses incident to its formation and operation. The Partnership shall pay, or reimburse the Partners for, expenses incurred by them in connection with the formation and organization of the Partnership and for matters undertaken by them in the interest of the Partnership.

         2.4 Purposes of the Partnership. The purpose of the Partnership is to acquire, own, hold, develop, improve, construct, rehabilitate, mortgage, encumber, manage, operate, lease, exchange, buy and sell property, including without limitation, long term health care facilities and property related thereto, located in the State of Indiana, and to do any and all things relating or incidental thereto, including the investment of funds held in reserve pursuant to this Agreement The Partnership shall not engage in any activity or business inconsistent with the purposes of the Partnership as set forth in this
Section 2.4.

         2.5 Term. The partnership has a definite term. The Partnership is required to wind up its business on the Expiration Date. The Partnership may be required to wind up its business on a date earlier than the Expiration Date if an event requiring winding up of the Partnership occurs.

         2.6 Principal Place of Business. The principal place of business of the Partnership is 7272 E. Indian School Road, #214, Scottsdale, Arizona 85251.

         2.7 Additional Partners. No person or entity shall be admitted as a Partner without the consent of a Majority in Interest of the Partners.

                                   ARTICLE III

                     CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS

         3.1 Capital Contributions. Upon the call by a majority vote of the Partners, and subject to the Partners obtaining the necessary consents of lessors and sublessors and necessary governmental licenses, permits and authorizations for the Partnership, the Partners shall contribute to the Partnership the assets and business described in Exhibits A-1, A-2 and A-3 hereto and the Partnership shall assume all liabilities related to such assets and business. The Partners agree that the net fair market value (gross fair market value of assets and business less liabilities assumed or to which such assets and business are subject) of each Partner's initial Capital Contribution as so described in Exhibits A-1, A-2 and A-3 is as set forth in Exhibit A.

         3.2      Additional Capital Requirements.

         If additional capital is reasonably necessary for the Partnership to accomplish its purposes as set forth in Section 2.4, then the Managing Partner is authorized to require each Partner to make additional Capital Contributions to the Partnership, in such proportion to each Partner's Percentage Interest.

         3.3 Failure to Make Capital Contributions. If a Partner (the "Defaulting Partner") fails or refuses to make payment of any required initial or additional Capital Contribution, the other Partners, in proportion to the Percentage Interests of such other Partners who exercise the following election (collectively, the "Curing Partner"), may, at their sole discretion:

                  (a) Loan to the Defaulting Partner, by way of advance to the Partnership on behalf of the Defaulting Partner, the amount of the Defaulting Partner's Capital Contribution, in which event the Defaulting Partner and its Percentage Interest will be credited with such additional Capital Contribution and said loan advance bears interest at the highest rate permitted by law (the "Interest Rate"). Thereafter, all Partnership distributions or withdrawals attributable to the Defaulting Partner's Percentage Interest will be paid directly to the Curing Partner until such time as all such advances, together with accrued interest thereon, have been fully repaid.

         3.4  Establishment and Maintenance of Capital Accounts.

                  (a) A Partnership Capital Account is established for each Partner. The amount in a Partner's Capital Account is initially to be the amount of the Partner's Capital Contribution set forth in Exhibit A hereto.

                  (b) A Partner's Capital Account shall be credited or charged (as the case may be) with such Partner's Capital Contributions, distributable share of Partnership Profit,

Loss or Credit determined pursuant to Article IV of this Agreement, and such Partner's allocable share of distributions.

                  (c) It is the intent of the Partners that Capital Accounts be maintained at all times in strict accordance with the rules governing maintenance of capital accounts set forth in Section 1.704-1(b)(2)(iv) of the Treasury Regulations.

                  (d) No Partner shall demand or receive interest on or a return of his or her Capital Contribution except as provided in this Agreement.

                  (e) No Partner has any right to payment for or redemption of his Partnership Interest except with the written consent of a Majority in Interest of the Partners or except as otherwise provided in this Agreement.

                  (f) If, after any final allocation of items of Profit, Loss and Credit, and distributions of cash and other Partnership assets to the Partners upon termination and liquidation of the Partnership, any Partner has a debit (negative) balance in his Capital Account, such Partner is required to contribute to the capital of the Partnership cash equal to such debit balance, which cash will be distributed among the remaining Partners pro rata in accordance with their positive Capital Account balances, or paid to the creditors of the Partnership.


                                   ARTICLE IV

                       ALLOCATIONS OF PROFITS AND LOSSES;
                                  DISTRIBUTIONS

         4.1      Profits, Losses and Credits.

         Except as provided in Section 4.2:

                  (a) Profits, Losses and Credits shall be allocated among the Partners in accordance with their respective Percentage Interests in the Partnership.

                  (b) Items of income of the Partnership exempt from federal income tax and expenditures not deductible in computing taxable income are allocable among the Partners in the same manner as provided above in subparagraph (a).

         4.2 Change in Interest. If there is a change in the Percentage Interests of the Partners in the Partnership during the fiscal year for which allocations of items of Profits, Losses, or Credits are made, each such item shall be assigned to the portion of the fiscal year (determined in days) to which economically attributable, determined on an accrual basis, and apportioned as if realized evenly over that portion of the fiscal year. The amounts so apportioned shall then be allocated among the Partners in proportion to their respective Percentage Interests in such items in the Partnership during the respective portions of the fiscal year.

         4.3 Distributions. All Partnership cash not required for the Partnership business (including working capital and capital reserves) may only be distributed in amounts and at times as may be determined by the Managing Partner, in its sole discretion. The Managing Partner may consider special circumstances of the Partnership and of individual Partners and may allow disproportionate or no distributions among Partners. It is intended that the Managing Partner determines, in its sole discretion, when, how much and to whom withdrawals or distributions are made.


                                    ARTICLE V

                                   Management

         5.1      Designation and Removal of Managing Partner.

                  (a) The initial Managing Partner of the Partnership is BritWill Investments - I, Inc.

                  (b) The Managing Partner may be removed and a successor Managing Partner designated only upon the written consent or affirmative majority vote of the Partners.

                  (c) The Partners removal of the Managing Partner does not operate to relieve the removed Managing Partner from liability, if any, for any claims arising from acts or omissions while it was a Managing Partner, or from any of said Managing Partner's duties or obligations, whether or not incurred or accrued before such removal.

         5.2 General Rights of the Managing Partner as Manager. The Managing Partner has full, exclusive and complete discretion to manage and control, and makes all decisions affecting the Partnership business. The Managing Partner has full authority to take any actions which the Managing Partner believes in good faith to be in furtherance of the Partnership business and purposes and to exercise all rights and powers generally conferred by law in connection therewith. No person, firm or corporation dealing with the Partnership is required to inquire into, or obtain any consent or other documentation as to the authority of the Managing Partner to take any such action or to exercise any such rights or powers. The Managing Partner may on behalf of the Partnership execute such contracts, agreements, leases, documents and other instruments as the Managing Partner may deem necessary for the Partnership's business.

         5.3 Obligations Not Exclusive. The Managing Partner is required to devote and dedicate a sufficient amount of its time and expertise to the furtherance of the Partnership purposes and the management of the Partnership's business, it being understood that the Managing Partner may engage in other unrelated businesses and investments for its own account.

         5.4 Indemnification of the Managing Partner. The Partnership agrees to indemnify the Managing Partner from all claims, demands, liabilities, costs, damages and causes of action of any nature whatsoever arising out of or incidental to the Managing Partner's management of the Partnership affairs, except that the Partnership is not required to indemnify the Managing Partner if the claim is based upon:

                  (a) A matter entirely unrelated to the Managing Partner's management of the Partnership affairs;

                  (b) The gross negligence, willful misconduct, fraud, deceit or wrongful taking by the Managing Partner; or

                  (c) The material breach of the Managing Partner of any provision of this Agreement.

         5.5 Liability. The Managing Partner must perform its duties under this Agreement with ordinary prudence and in a manner reasonable under the circumstances. The Managing Partner is not liable to the Partnership or the other Partners (or any other person) for any loss or liability caused by any act or by the failure to do any act unless such loss or liability arises from the Managing Partner's intentional misconduct, gross negligence or fraud. The Managing Partner is not liable for a mistake in judgment made in good faith or action or lack of action based on the advice of legal counsel. Further, the Managing Partner is not liable for its failure to take any action unless it is specifically directed to take such action under the terms of this Agreement.


                                   ARTICLE VI

                      BOOKS OF ACCOUNT; RECORDS AND REPORTS

         6.1  Fiscal Year.  The Partnership fiscal year is the calendar year.

         6.2 Maintenance of Books and Records. The Partnership books shall be kept by the Managing Partner on the accrual basis of accounting in accordance with generally accepted accounting principles and are to be maintained at Partnership expense by such accounting firms as the Managing Partner may designate.

         6.3 Financial Reporting. The Managing Partner is required to distribute to each Partner at least annually a financial report reflecting all partnership operations including a balance sheet and profit and loss statement. All accounting expenses incurred pursuant to the foregoing provisions are to be borne by the Partnership and accounted for as a Partnership expense.

         6.4 Tax Returns. The Managing Partner is also responsible for the preparation of the annual Partnership income tax return and must furnish a copy of same, together with Schedules K-1, to the Partners after the end of each Partnership year.

         6.5 Tax Matters Partner. The Managing Partner shall be the party designated to receive all notices from the Internal Revenue Service which pertain to the tax affairs of the Partnership and shall be the "Tax Matters Partner" as that term is used in the Code.


                                   ARTICLE VII

                     DISPOSITION, WITHDRAWAL AND DISSOLUTION

         7.1 Disposition of Partner's Interest. No Partner may assign, transfer, exchange, dispose of, pledge, hypothecate or encumber (voluntarily or involuntarily) all or any part of such Partner's Interest in the Partnership without the written consent of all Partners. Any attempted unpermitted assignment of all or any part of an Interest of any Partner is void, except to the extent otherwise provided by law.

         7.2 Withdrawal of Partner. Any notice of withdrawal by a Partner is not effective unless in writing actually received by the Managing Partner, or in the case of a withdrawal by the Managing Partner, in writing actually received by a majority in interest of the remaining Partners.

         7.3 Dissolution. The following are events requiring the dissolution of the Partnership:

                  (a) The arrival of the Expiration Date;

                  (b) The Partnership sells all or substantially all of its assets or becomes bankrupt;

                  (c) The express written agreement of a Majority in Interest of the Partners;

                  (d) The occurrence of any other circumstances which by law or pursuant to this Agreement would require that the Partnership be wound up.

         7.4 Final Accounting. When an event occurs requiring the dissolution of the Partnership, an accounting must be made of the accounts of the Partnership, the account of each Partner thereof, and the Partnership's assets, liabilities and operations from the date of the last previous accounting to the date of completion of such dissolution.

         7.5 Liquidation. In the event of the dissolution of the Partnership for any reason set forth in Sections 7.3(a)-(c), the Managing Partner (or such person as may be designated by a majority vote of the Partners if the dissolution is caused by the Managing Partner) shall commence to wind up the affairs of the Partnership and to liquidate its business. The Partners shall continue to share Profits, Losses and Credits during the period of liquidation in the same proportions as before the dissolution. The Managing Partner shall have full right and unlimited discretion to determine the time, manner and terms of any sale or sales of Partnership Property pursuant to such liquidation, giving due regard to the activities and condition of the relevant market and general, financial and economic conditions.

         If the Partnership is dissolved pursuant to Section 7.3(d), by reason of the bankruptcy, dissolution, withdrawal or other action of any Partner, the Partnership and its business shall be continued by the remaining Partners under the terms of this Agreement and not be liquidated unless such remaining Partners determine otherwise by approval of a majority vote.

         7.6 Distribution Upon Liquidation. The proceeds of the liquidation and any other funds of the Partnership shall be distributed in accordance with the positive balances of each Partner's respective Capital Account following the payment of all debts and liabilities of the Partnership (including loans from Partners, but only after other creditors and obligees have been paid) and all expenses of liquidation, and subject to the right and power of the Partners to set up such cash reserves as they may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership; provided, however, that if any Partnership assets remain unsold at the time of such distribution, the unsold assets shall first be valued to determine the gain or loss which would have resulted if such assets had been sold and the capital accounts of the Partners shall be adjusted to reflect how such gain or loss would have been allocated to the Partners pursuant to Article IV hereof if such assets had been sold at the assigned value. The unsold Partnership assets shall then be distributed to the Partners in repayment of their Capital Accounts, using the values so assigned for purposes of this Section 7.6. Any unsold assets of the Partnership shall be valued by approval of a majority vote of the Partners or, if no such approval occurs, within sixty (60) days following the event giving rise to dissolution of the Partnership, by an appraisal firm chosen by the Managing Partner(s).

         7.7 Compliance With Timing Requirements of Regulations. In the event the Partnership is "liquidated" within the meaning of Treas. Regs. Section 1.704-1(b)(2)(ii)(g):

                  (a) Distributions shall be made pursuant to this Article VII (if such liquidation constitutes a dissolution of the Partnership) or Article IV hereof (if it does not) to the Partners who have positive Capital Accounts in compliance with Treas. Regs. Section 1.704-1(b)(2)(ii)(b)(2); and

                  (b) If any Partner's Capital Account has a deficit balance (after giving effect to all Capital Contributions, Distributions and allocations of Profits and Losses for all fiscal years, including the year during which such liquidation occurs), such Partner shall contribute to the capital of the Partnership the amount necessary to restore such deficit balance to zero in compliance with Treas. Regs.
Section 1.704-1(b)(2)(ii)(b)(3).

                                  ARTICLE VIII

                                  MISCELLANEOUS

         8.1 Amendment of Agreement. This Agreement shall not be amended except by the written agreement of all of the Partners.

         8.2 Governing Law. This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the internal laws of the State of Arizona.

         8.3 Enforceability. If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it is held invalid, shall not be affected thereby, unless the context otherwise requires.

         8.4 Binding Effect. Except as herein otherwise specifically provided, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their legal representatives, heirs, administrators, executors, successors and permitted assigns.

         8.5 Captions. The captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provision hereof.

         8.6 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

         8.7 Notices. Except as otherwise specifically provided herein, all notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be delivered by hand or if mailed from within the United States by first class United States mail, postage prepaid, and addressed, to the address set forth on Exhibit A, attached hereto. A Partner may change its address by giving notice in writing to the other Partners, stating its new address. Notice to the Partners, if deposited in the mail as hereinabove provided, is deemed effective as to each named addressee two
(2) business days after it is so deposited. Notice to a Partner given in any other manner, is effective only when received by such addressee.

         8.8 Specific Performance. If any Partner shall at any time transfer or attempt to transfer his interest in violation of the provisions of this Agreement and any rights hereby granted, the other Partners shall, in addition to all rights and remedies at law and in equity, be entitled to a decree or order restraining and enjoining such transfer and the offending Partner shall not plead in defense thereto that there would be an adequate remedy at law; it being hereby expressly acknowledged and agreed that damages at law will be an inadequate remedy for a breach or threatened breach or the violation of the provisions concerning transfer set forth in this Agreement.

         8.9 Entire Agreement. This Agreement constitutes the entire agreement among the parties thereto. It supersedes any prior agreement of understanding among them and may not be modified or amended in any manner other than as set forth herein.

         8.10 Attorney's Fees. In the event the Partnership or any Partner takes legal action against a Partner (the "defaulting Partner") to enforce one or more of the provisions of this Agreement, the defaulting Partner shall pay the reasonable costs incurred by the Partnership or such other Partner in enforcing such provisions, including without limitation reasonable attorneys' fees.

         8.11     Waiver of Partition.

         Notwithstanding any statute or principle of law to the contrary, each Partner hereby agrees that, during the term of the Partnership, it shall have no right (and hereby waives any right that it might otherwise have had) to cause any Partnership assets to be partitioned and/or distributed in kind.

         8.12 Election by Partnership as to Optional Adjustment to Basis.

         Upon the request of any Partner given in writing to the Managing Partner and upon the approval of a majority vote of the Partners, the Partnership shall file an election under Section 754 of the Code, in accordance with the procedure set forth in the applicable Treasury Regulations. Such requesting Partner(s) agrees to bear all additional legal and accounting expenses resulting from the making of such election.

         IN WITNESS WHEREOF, the undersigned have set their hands on the day and year first above written.


BRITWILL INVESTMENTS - I, INC.                          CEDAR CARE, INC.

By: /s/ Jerry M. Walker                                  By: /s/ Jerry M. Walker
-----------------------                                      -------------------
President                                                    President


SHERWOOD HEALTHCARE CORP.

By: /s/ Jerry M. Walker
-----------------------
President

                          BRITWILL INDIANA PARTNERSHIP
                                    EXHIBIT A

                DESCRIPTION OF PARTNERS, NET FAIR MARKET VALUE OF
                 CAPITAL CONTRIBUTIONS, AND PERCENTAGE INTERESTS


                                                  Capital                                 Partnership
Name and Address of Partner                     Contribution                                Interest
---------------------------                     ------------                                --------

BritWill Investments - I, Inc.
7272 E. Indian School Road, #214
Scottsdale, AZ  85251                           $                                                  1%
                                                (As set forth in Exhibit A-1)

Sherwood Healthcare Corp.
7272 E. Indian School Road, #214
Scottsdale, AZ  85251                           $18,644,000                                       68%
                                                (As set forth in Exhibit A-2)

Cedar Care, Inc.
7272 E. Indian School Road, #214
Scottsdale, AZ  85215                           $9,633,000                                        31%
                                                (As set forth in Exhibit A-3)

TOTAL                                           $__________                                      100%

                          BRITWILL INDIANA PARTNERSHIP
                                   EXHIBIT A-1

                          BRITWILL INVESTMENTS-I, INC.
                       DESCRIPTION OF CAPITAL CONTRIBUTION


         All of BritWill Investments-I, Inc.'s leasehold interests under the lease agreement with Omega Healthcare Investors, Inc. as Lessor regarding the following health care facilities: Capital Care Healthcare Center, Kendallville Manor Healthcare Center, Sunset Manor, English Assisted Living, English Estates Healthcare, Wellington Manor, Cloverleaf of Knightsville, Lockerbie Healthcare Center, and Willow Manor Convalescent. The Partnership shall assume all of the obligations of BritWill Investments-I,Inc. under such lease agreement with Omega Healthcare Investors, Inc.

                          BRITWILL INDIANA PARTNERSHIP
                                   EXHIBIT A-2

                            SHERWOOD HEALTHCARE CORP.
                       DESCRIPTION OF CAPITAL CONTRIBUTION


         All of Sherwood Healthcare Corp.'s assets and business relating to the following healthcare facilities: Parkview Manor health care facility located at 2424 East 46th Street, Indianapolis, Indiana; Owensville Convalescent Center, Hwy. 165 West, Owensville, Indiana; Capital Care Healthcare Center, 2115 North Central Avenue, Indianapolis, Indiana; Kendallville Manor Healthcare Center, 1802 East Dowling Street, Kendallville, Indiana; Sunset Manor, 1109 South Indiana Street, Greencastle, Indiana; Holiday Manor, 305 North 6th Street, Princeton, Indiana; and Boonville Convalescent Center, 725 South Second Street, Boonville, Indiana 47601 (collectively the "Facilities") including without limitation all leasehold interests under leases or subleases of the Facilities, accounts receivable, contract rights, furniture, fixtures, leasehold improvements, machinery, instruments, equipment, parts and supplies, inventory, prepaid items, permits, licenses and other governmental authorizations, records, cash, cash equivalents and investments and all other tangible and intangible property. The Partnership shall assume all liabilities, obligations, accounts payable, leases, subleases and other contracts of Sherwood Healthcare Corp. relating to the Facilities.

                          BRITWILL INDIANA PARTNERSHIP
                                   EXHIBIT A-3

                                CEDAR CARE, INC.
                       DESCRIPTION OF CAPITAL CONTRIBUTION


         All of Cedar Care, Inc.'s assets and business relating to the following health care facilities: English Assisted Living, 1015 North Lebanon Street, Lebanon, Indiana 46052; English Estates Health Care, 1585 Pennyworth Road, Lebanon, Indiana; Wellington Manor, 1924 Wellesley Boulevard, Indianapolis, Indiana; Cloverleaf of Knightsville, Knightsville, Indiana; Lockerbie Healthcare Center, 1629 North College Avenue, Indianapolis, Indiana; and Willow Manor Convalescent, 1321 Willow Street, Vincennes, Indiana (collectively the "Facilities") including without limitation all leasehold interests under leases or subleases of the Facilities, accounts receivable, contract rights, furniture, fixtures, leasehold improvements, machinery, instruments, equipment, parts and supplies, inventory, prepaid items, permits, licenses and other governmental authorizations, records, cash, cash equivalents and investments and all other tangible and intangible property. The Partnership shall assume all liabilities, obligations, accounts payable, leases, subleases and other contracts of Cedar Care, Inc. relating to the Facilities.